Exhibit 11.1

Whistleblower Policy

INFOSYS LIMITED

WHISTLEBLOWER POLICY

Originally adopted by the Board of Directors on April 9, 2003;

Amended by the Board of Directors on April 13, 2012;

Modified by the Board of Directors on April 15, 2014;

Modified to change contact details of the Chief Compliance Officer by virtue of the appointment made by the Board on January 9, 2015;

Modified by the Board of Directors on January 13, 2017 to incorporate details of the Infosys Helpline

The Purpose of this Policy

Infosys Limited (“Infosys”) and its subsidiaries (collectively the “Company”) are committed to complying with the foreign and domestic laws that apply to them, satisfying the Company’s Code of Conduct and Ethics, and particularly to assuring that business is conducted with integrity and that the Company’s financial information is accurate. If potential violations of Company policies or applicable laws are not recognized and addressed promptly, both the Company and those working for or with the Company could face governmental investigation, prosecution, fines, and other penalties. That can be costly. Consequentially, and to promote the highest ethical standards, the Company will maintain a workplace that facilitates the reporting of potential violations of Company policies and applicable laws. Employees must be able to raise concerns regarding such potential violations easily and free of any fear of retaliation. That is the purpose of this policy (the “Policy” or the “Whistleblower Policy”). You are required to read this Policy and submit the attached certification that you will comply with it.

Your Duty to Report

Everyone is required to report to the Company any suspected violation of any law that applies to the Company and any suspected violation of the Company’s Code of Conduct and Ethics. It is important that you report all suspected violations. This includes possible accounting or financial reporting violations, insider trading, bribery, or violations of the anti-retaliation aspects of this Policy. Consult the Company’s Code of Conduct and Ethics for a more detailed description of potential violations and other areas of particular concern. Retaliation includes adverse actions, harassment, or discrimination in your employment relating to your reporting of a suspected violation.

It is the policy of the Company that you must, when you reasonably suspect that a violation of an applicable law or the Company's Code of Conduct and Ethics has occurred or is occurring, report that potential violation. Reporting is crucial for early detection, proper investigation and remediation, and deterrence of violations of Company policies or applicable laws. You should not fear any negative consequences for reporting reasonably suspected violations because retaliation for reporting suspected violations is strictly prohibited by Company policy. Failure to report any reasonable belief that a violation has occurred or is occurring is itself a violation of this Policy and such failure will be addressed with appropriate disciplinary action, including possible termination of employment.

How to Report

Report your concerns to your manager, Human Resources manager, or the Helpline. The helpline numbers are

• U.S. Toll Free #: 1-800-236-6618

• U.K. Toll Free #: 0-808-189-1043

• India Toll Free #: 000-800-100-4380

• You can also report at http://oic.infosys.com

You can also write to whistleblower@infosys.com, or to the Chief Compliance Officer at complianceoffice@infosys.com. If you have concerns about reaching out to the Chief Compliance Officer, your report may be made to the Audit Committee of Infosys’ Board of Directors (the “Audit Committee”) at: Audit.Committee@infosys.com

Because you have several means of reporting, you need never report to someone you believe may be involved in the suspected violation or from whom you would fear retaliation.

Your report should include as much information about the suspected violation as you can provide. Where possible, it should describe the nature of the suspected violation; the identities of persons involved in the suspected violation; a description of documents that relate to the suspected violation; and the time frame during which the suspected violation occurred. Where you have not reported anonymously, you may be contacted for further information.

Investigations after You Report

All reports under this Policy will be promptly and appropriately investigated, and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law. Everyone working for or with the Company has a duty to cooperate in the investigation of reports of violations. Failure to cooperate in an investigation, or deliberately providing false information during an investigation, can be the basis for disciplinary action, including termination of employment. If, at the conclusion of its investigation, the Company determines that a violation has occurred, the Company will take effective remedial action commensurate with the nature of the offense. This action may include disciplinary action against the accused party, up to and including termination. Reasonable and necessary steps will also be taken to prevent any further violations of Company policy.

Retaliation is not Tolerated

No one may take any adverse action against any employee for complaining about, reporting, or participating or assisting in the investigation of, a reasonably suspected violation of any law, this Policy, or the Company’s Code of Conduct and Ethics. The Company takes reports of such retaliation seriously. Incidents of retaliation against any employee reporting a violation or participating in the investigation of a reasonably suspected violation will result in appropriate disciplinary action against anyone responsible, including possible termination of employment. Those working for or with the Company who engage in retaliation against reporting employees may also be subject to civil, criminal and administrative penalties.

Document Retention

All documents related to reporting, investigation and enforcement pursuant to this Policy shall be kept in accordance with the Company’s record retention policy and applicable law.

Modification

The Audit Committee or the Board of Directors of Infosys can modify this Policy unilaterally at any time without notice. Modification may be necessary, among other reasons, to maintain compliance with federal, state or local regulations and / or accommodate organizational changes within the Company.

Please sign the acknowledgment form below and return it to Human Resources. This will let the Company know that you have received the Whistleblower Policy and are aware of the Company’s commitment to a work environment free of retaliation for reporting violations of any Company policies or any applicable laws.

ACKNOWLEDGMENT AND AGREEMENT REGARDING THE WHISTLEBLOWER POLICY

This is to acknowledge that I have received a copy of the Company’s Whistleblower Policy. I understand that compliance with applicable laws and the Company’s Code of Conduct and Ethics is important and, as a public company, the integrity of the financial information of the Company is paramount. I further understand that the Company is committed to a work environment free of retaliation for employees who have raised concerns regarding violations of this Policy, the Company’s Code of Conduct and Ethics or any applicable laws and that the Company specifically prohibits retaliation whenever an employee makes a good faith report regarding such concerns. Accordingly, I specifically agree that to the extent that I reasonably suspect there has been a violation of applicable laws or the Company's Code of Conduct and Ethics, including any retaliation related to the reporting of such concerns, I will immediately report such conduct in accordance with the Company’s Whistleblower Policy. I further agree that I will not retaliate against any employee for reporting a reasonably suspected violation in good faith.

I understand and agree that to the extent I do not use the procedures outlined in the Whistleblower Policy, the Company and its officers and directors shall have the right to presume and rely on the fact that I have no knowledge or concern of any such information or conduct.

____________________________

Employee’s signature

____________________________

Employee’s Name [printed]

___________________________

Date